EX99.- 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-128721 on Form N-2 of our report dated May 30, 2008, relating to the financial statements and financial highlights of PNC Absolute Return Fund LLC (formerly Mercantile Absolute Return Fund LLC) appearing in the Annual Report on Form N-CSR of PNC Absolute Return Fund LLC for the year ended March 31, 2008, and to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

August 1, 2008